As filed with Securities and Exchange Commission on June 12, 1997
                                                     Registration No. 33-92876

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        EQUITY CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

            Delaware                                   7261                               75-2521142
 (State or other jurisdiction of           (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)             Classification Code Number)               Identification No.)


                                                                                W. Cardon Gerner
      415 South First Street, Suite 210                          Senior Vice President - Chief Financial Officer
             Lufkin, Texas 75901                                        415 South First Street, Suite 210
               (409) 634-1033                                                  Lufkin, Texas 75901
                                                                                 (409) 634-1033
(Address,  including zip code, and telephone number,             (Name,  address,  including zip code, and telephone number,
including area code, of registrant's  principal                         including area code, of agent for service)
executive offices)

                           ---------------------------
                                    Copy to:
                             William N. Finnegan, IV
                             Andrews & Kurth L.L.P.
                            4200 Texas Commerce Tower
                              Houston, Texas 77002
                           ---------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after this registration statement becomes effective.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.|_|

                           ---------------------------
                         CALCULATION OF REGISTRATION FEE

                                                                    Proposed Maximum    Proposed Maximum
                                                    Amount to        Offering Price        Aggregate            Amount of
     Title of Securities to be Registered       be Registered (1)       Per Share        Offering Price    Registration Fee (2)
---------------------------------------------- ------------------ -------------------- ------------------- --------------------
Common Stock, par value $0.01 per share(3)     1,349,709 Shares           n.a.                n.a.           Previously paid
============================================== ================== ==================== =================== ====================

(1) This registration statement as originally filed with the Securities and Exchange Commission covered 1,000,000 shares of Common Stock, par value $.01 per share ("Common Stock") offered by the Company and 45,325 shares of Common Stock offered by a Selling Stockholder. In Post-Effective Amendment No. 2, the 45,325 shares offered by the Selling Stockholder were removed from this registration statement. Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the "Act"), the number of shares of Common Stock covered by this registration statement also includes 349,709 additional shares of Common Stock represented by the dividend of .5 shares of Common Stock per issued and outstanding share of Common Stock payable on October 2, 1996 to stockholders of record on September 23, 1996 applied to the 699,419 shares of Common Stock unissued under this registration statement as of the date hereof.

(2) The initial filing fee was paid in connection with the original filing of this registration statement. Pursuant to Rule 416, no additional filing fee is required.

(3) Includes preferred share purchase rights associated with the Common Stock. No separate fee is payable in respect of the registration of such preferred share purchase rights.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTES

         Equity   Corporation   International  (the  "Company")  has  previously
registered 1,000,000 shares of its common stock, par value $.01 per share ("Common Stock"), on Form S-4 (Registration No. 33-92876) (the "Registration Statement"), of which 300,581 shares of Common Stock have been issued and sold, and 699,419 remain unissued, as of the date hereof pursuant to this Registration Statement. This Post-Effective Amendment No. 3 to the Registration Statement ("Post-Effective Amendment No. 3") is filed in accordance with Rule 416(b) under the Securities Act of 1933, as amended, in part to reflect an increase in the number of shares of Common Stock registered. Pursuant to said Rule 416(b), the Registration Statement is deemed to cover an additional 349,709 shares of Common Stock (for an aggregate of 1,049,128 shares of Common Stock remaining unsold as of the date this Registration Statement is filed) resulting from the dividend of
 .5 shares of Common Stock per each issued and outstanding share of Common Stock paid on October 2, 1996 to stockholders of record on September 23, 1996. This Post-Effective Amendment No. 3, which also generally updates the information contained in the Company Prospectus and the Selling Stockholders Prospectus (as defined below) included in the Registration Statement, is filed prior to the offering of such additional shares of Common Stock.

         In addition, this Post-Effective Amendment No. 3 is filed to reflect the change in listing of the Company's Common Stock from The Nasdaq National Market to the New York Stock Exchange, and the corresponding filing of Registration Statements on Form 8-A (File No. 1-13017) to register the Common Stock and associated preferred share purchase rights pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

         The Registration Statement contains two forms of prospectus: one to be used by the Company in connection with the issuance and sale from time to time by the Company of shares of Common Stock in connection with its acquisition of the securities and assets of other businesses (the "Company Prospectus") and one to be used principally by persons who have received shares of Common Stock of the Company in connection with acquisitions by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Selling Stockholders Prospectus"). The Company Prospectus and the Selling Stockholders Prospectus will be identical in all respects except that they will contain different front and back cover pages and the Selling Stockholders Prospectus will contain an additional section under the caption "Manner of Offering." The Company Prospectus is included herein and is followed by those pages to be used in the Selling Stockholders Prospectus which differ from, or are in addition to, those in the Company Prospectus. Each of the alternate or additional pages for the Selling Stockholders Prospectus included herein has been labeled "Alternate Page for Selling Stockholders Prospectus." If required pursuant to Rule 424(b) of the General Rules and Regulations and Rule 101(a) of Regulation S-T under the Securities Act of 1933, as amended, copies of each of the prospectuses in the forms in which they are used after this Post-Effective Amendment No. 3 becomes effective will be filed in electronic format with the Securities and Exchange Commission (the "Commission").

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997


                                1,349,709 SHARES



                        EQUITY CORPORATION INTERNATIONAL


                                  COMMON STOCK

         This Prospectus covers 1,349,709 shares of Common Stock of Equity Corporation International ("ECI" or the "Company") which may be offered and issued from time to time by the Company in connection with its acquisition of the securities and assets of other businesses. It is expected that the terms of acquisitions involving the issuance and sale by the Company of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses whose securities or assets are acquired. The Company expects that the shares of Common Stock issued in exchange for securities or assets in business combination transactions will be valued at prices reasonably related to market prices of the Common Stock either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such shares of Common Stock.


         The Registration Statement of which this Prospectus is a part also relates to the offer and sale of Common Stock from time to time by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act").


         The Common Stock is listed on the New York Stock Exchange under the symbol "EQU." Appication will be made to list the shares of Common Stock offered by the Company hereby on the New York Stock Exchange. The last reported sale price of the Common Stock on the New York Stock Exchange on June 10, 1997 was $24 1/2 per share.


         All expenses of the offering by the Company hereby will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of Common Stock, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.


         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.
                     --------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         -----------------------------------

                  The date of this Prospectus is         , 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. The Company's Common Stock is quoted on the New York Stock Exchange and, as a result, the Company also files reports, proxy statements and other information with the New York Stock Exchange, and such reports, proxy statements and other information are available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Registration Statement and other information filed by the Company with the Commission are also available at the web site of the Commission at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-4 (Reg. No. 33-92876) (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto. For further information pertaining to the Common Stock offered by this Prospectus and the Company, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the public reference facilities maintained by the Commission in Washington, D.C. and copies of such material may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;
         (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and
         (iii) the descriptions of the Common Stock and associated preferred share purchase rights contained in the Company's registration statements on Form 8-A (File No. 1-13017) each filed with the Commission on May 19, 1997 pursuant to Section 12(b) of the Exchange Act.

         All  documents  filed by the Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents, including exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be made to: Equity Corporation International, 415 South First Street, Suite 210, Lufkin, Texas 75901, Attention: Corporate Secretary; telephone (409) 631-8700.

                                  RISK FACTORS

         In addition to the other information set forth or incorporated by reference in this Prospectus, the following factors should be considered carefully by prospective investors in the Common Stock offered hereby.

COMPETITION FOR ACQUISITIONS

         To date, the Company has expanded its operations principally through the acquisition of established funeral homes and cemeteries. Acquisitions of premier funeral homes and cemeteries primarily in non-metropolitan areas of the United States with demographic profiles that the Company believes are favorable will continue to be a key component of the Company's business strategy. Competition in the acquisition market is currently intense, and prices paid for funeral homes and cemeteries have increased substantially in recent years. Accordingly, no assurance can be given that the Company will be successful in expanding its operations through acquisitions or that funeral homes and cemeteries will be available at reasonable prices or on reasonable terms.

TREND TOWARD CREMATION

         There is an increasing trend in the United States toward cremation as an alternative to traditional burial. According to industry studies, cremations represented approximately 21% of all dispositions of human remains in the United States in 1995, as compared with approximately 10% in 1980. Cremation is increasingly marketed as part of a complete deathcare package that includes a funeral service and traditional memorialization. While cremations have historically generated gross profit percentages similar to those for traditional funeral services, cremations generally result in lower average revenue and gross profit dollars when compared to traditional funeral services. A substantial increase in the rate of cremations performed by the Company could have a material adverse effect on the Company's results of operations.

DEPENDENCE UPON KEY PERSONNEL

         The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its existing senior management. The loss of key members of the Company's senior management could adversely affect the Company's results of operations. The Company has entered into employment agreements with its principal executive officers. The Company's future success will also depend upon its ability to attract and retain skilled funeral home and cemetery management personnel.

REGULATION

         The Company's operations are subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of the Company's business. The impact of such laws, ordinances and regulations varies depending on the location of the Company's funeral homes and cemeteries. Among the regulations applicable to the Company are those requiring the establishment and maintenance of trust accounts for the deposit of certain funds obtained from the purchasers of preneed funeral contracts and preneed cemetery merchandise and trust accounts for the perpetual care of cemetery properties. The Company has in place various safeguards designed to ensure that funds are deposited in such trust accounts as required and that improper withdrawals from such trust accounts do not occur.

         From time to time, federal and state regulatory agencies have considered and may enact additional legislation or regulations that could affect the deathcare industry. If adopted, such legislation or regulations could have a material adverse effect on the Company's results of operations.

         Approximately 41% and 54% of the Company's funeral home net revenues (approximately 26% and 31% of the Company's total net revenues) for the years ended December 31, 1996 and 1995, respectively, were attributable to funeral home operations in Texas, and approximately 26% and 32% of the Company's cemetery net revenues (approximately 10% and 14% of the Company's total net revenues) for the years ended December 31, 1996 and 1995, respectively, were attributable to cemetery operations in North Carolina. Any material adverse change in the regulatory requirements applicable to Texas funeral home operations or North Carolina cemetery operations could have a material adverse effect on the Company's results of operations.

ANTI-TAKEOVER PROVISIONS

         The Company's Amended and Restated Certificate of Incorporation ("Charter") and Amended and Restated Bylaws ("Bylaws") contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" preferred stock, providing for a Board of Directors with staggered, three-year terms, requiring supermajority or class voting to effect certain amendments to the Charter and Bylaws, limiting the persons who may call special stockholders' meetings, limiting stockholder action by written consent and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders' meetings. In addition, the Company's Board of Directors has adopted a preferred share rights plan. The rights plan, as well as certain provisions of Delaware law, may also have the effect of discouraging, delaying or preventing a change in control of the Company or an unsolicited acquisition proposal.

TRANSFER OF COMMON STOCK

         Persons acquiring Common Stock in business combinations pursuant to this offering may be required to agree to hold such Common Stock for a specified period after the date of acquisition unless the Company agrees to waive such requirement in the future.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION

         The shares offered hereunder may only be offered if a current prospectus relating to the shares is then in effect under the Securities Act and such securities are qualified for sale under applicable state securities or
"blue sky" laws or exemptions from such registration and qualification requirements are available.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

         This Prospectus, including the documents incorporated or deemed to be incorporated by reference herein, contains forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this Prospectus, or in the documents incorporated or deemed to be incorporated by reference herein, the words "anticipate," "believe," "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus and in any of the documents incorporated or deemed to be incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

                                   THE COMPANY


         The Company is the fourth largest publicly traded provider of deathcare services and products in the United States, primarily serving communities located in non-metropolitan areas. As of May 31, 1997, the Company operated 208 funeral homes and 67 cemeteries in 27 states and one Canadian province.

         The Company commenced operations in May 1990 with the acquisition of 71 funeral homes and 3 cemeteries from Service Corporation International ("SCI").
Effective January 1, 1994, the Company significantly expanded its cemetery operations through the acquisition of MLI/The Loftis Corporation ("MLI"), which operated 40 cemeteries and 4 funeral homes. In addition to its acquisition of MLI, the Company acquired 12 funeral homes and 5 cemeteries in 1994 for purchase prices totaling approximately $13.5 million and 27 funeral homes and 13 cemeteries in 1995 for purchase prices totaling approximately $41.1 million. In 1996, the Company acquired 59 funeral homes and 3 cemeteries for purchase prices totaling approximately $65.0 million. Through May 31, 1997, the Company has acquired 31 funeral homes and 3 cemeteries for purchase prices totaling $41.4 million and, as of May 31, 1997, was a party to letters of intent relating to the acquisition of 14 funeral homes and 1 cemetery for purchase prices totaling approximately $20.9 million.

         The Company's funeral homes perform all of the services related to funerals, provide funeral facilities and vehicles and sell related merchandise. The Company's funeral homes are primarily located in communities with populations ranging from 10,000 to 250,000 residents. The Company's cemeteries perform all of the services related to interment and sell cemetery interment rights, mausoleum spaces and related merchandise. The Company's cemeteries are primarily located in communities with populations ranging from 75,000 to 500,000 residents. In order to improve the efficiency and profitability of its operations, the Company's funeral homes and cemeteries are generally operated in "clusters" or groups within a given geographic area. The clustering of funeral homes and the clustering of cemeteries provide opportunities to share personnel, vehicles and other resources, effect operating and administrative cost reductions and implement revenue enhancing cross-marketing programs.

         ECI believes it is differentiated from the other large, national death care companies by its focus on the consolidation of funeral homes and cemeteries in non-metropolitan areas of the United States. The Company has focused on non-metropolitan areas in order to take advantage of the unique opportunities offered by such areas as compared to metropolitan areas, including (i) the opportunity to establish and maintain higher market shares as a result of the smaller number of deathcare providers typically found in a non-metropolitan area, (ii) the relatively lower level of competition for acquisitions and (iii) the stronger preference for traditional funeral services and burials.

         The Company's principal executive office is located at 415 South First Street, Suite 210, Lufkin, Texas 75901, and its telephone number is (409) 631-8700.

                      SELECTED FINANCIAL AND OPERATING DATA

         The following table presents selected financial and operating data for the Company as of the dates and for the periods indicated. The financial data presented below has been derived from the Company's consolidated financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto incorporated by reference in this Prospectus.


                                                                                       Year ended December 31,
                                                                 -----------------------------------------------------------------
                                                                    1996          1995           1994         1993(1)      1992(1)
                                                                 -----------  ------------- -------------- ------------ ----------
                                                                                (In thousands, except per share data)

 INCOME STATEMENT DATA:
  Net revenues:
    Funeral.............................................. $    56,939  $   36,261    $   27,382     $   21,432   $     19,525
    Cemetery.............................................      35,035      27,740        21,919         847               865
                                                          -----------  ----------    ----------     -------      ------------
      Total net revenues.................................      91,974      64,001        49,301         22,279         20,390
  Gross profit:
    Funeral..............................................      16,000      8,819         7,580          6,118           3,399
    Cemetery.............................................      10,137      8,477         6,157          47                 59
                                                          -----------  ---------     ---------      ------       ------------
      Total gross profit.................................      26,137      17,296        13,737         6,165           3,458
  General and administrative expenses....................       5,848      4,782         3,885          1,521           1,093
                                                          -----------  ---------     ---------      ---------    ------------
  Income from operations.................................      20,289      12,514        9,852          4,644           2,365
  Interest expense.......................................       2,374      2,207         3,178          701               556
                                                          -----------  ---------     ---------      -------      ------------
  Income before income taxes and extraordinary item......      17,915      10,307        6,674          3,943           1,809
  Provision for income taxes.............................       7,589      4,071         2,728          1,388             598
  Extraordinary item, net................................          --      --            (198)          --                 --
                                                          -----------  ------        --------       ------       ------------
  Net income.............................................      10,326      6,236         3,748          2,555           1,211
  Preferred stock dividends..............................          --      --            --             1,563           1,563
                                                          -----------  ------        ------         ---------    ------------
  Net income (loss) attributable to common stock......... $    10,326  $   6,236     $   3,748      $   992      $       (352)
                                                          ===========  =========     =========      =======      ============
  Earnings (loss) per share (2):
    Continuing operations................................ $      0.57  $   0.42      $   0.39       $   0.15     $      (0.49)
    Extraordinary item...................................          --      --            (0.02)         --                 --
                                                          -----------  ------        ---------      ------       ------------
    Net income (loss).................................... $      0.57  $   0.42      $   0.37       $   0.15     $      (0.49)
                                                          ===========  ========      ========       ========     ============
    Weighted average number of common and equivalent
      shares outstanding (2).............................      18,068      14,835        10,002         6,613             717
                                                          ===========  ==========    ==========     =========    ============

BALANCE SHEET DATA:
  Working capital........................................ $    19,179  $   9,093     $   4,495      $   5,973    $      6,208
  Preneed funeral contracts..............................     156,028      102,889       72,318         48,817         41,520
  Total assets...........................................     443,891      305,159       211,307        83,095         72,244
  Deferred preneed funeral contract revenues.............     161,153      107,969       76,447         51,640         44,032
  Long-term debt, net of current maturities..............      49,197      54,518        4,037          8,244           6,998
  Redeemable preferred stock (3).........................          --      --            --             20,844         20,844
  Stockholders' equity (deficit).........................     177,464      91,665        84,083         (503)          (1,495)

(footnotes on following page)


                                                                                    Year ended December 31,
                                                               --------------------------------------------------------------
                                                                  1996          1995        1994         1993(1)      1992(1)

                                                               ----------    ---------    --------      --------     --------

OPERATING DATA:
         Funeral Operations:
           Funeral homes in operation at end of period              178          119           95            79            76
           Funeral services performed...................         12,483        8,332        6,181         5,127         4,753
           Preneed funeral contracts sold or obtained
              through acquisitions......................         16,176       12,415        6,397         2,124         2,462
           Backlog of preneed funeral contracts at
              end of period.............................         45,978       32,199       21,084        16,103        14,979

         Cemetery Operations:
           Cemeteries in operation at end of period.....             64           61           48             3             3
           Interments performed.........................          9,137        7,080        6,283           293           264

----------
(1) The Company's financial and operating data as of and for the years ended December 31, 1993 and 1992 do not reflect the operations of MLI, which were acquired effective January 1, 1994. As a result of the MLI acquisition and certain other factors, the Company believes that its results of operations for 1996, 1995 and 1994 are not necessarily comparable with its results of operations for prior periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this Prospectus.

(2) Earnings (loss) per share is based on the weighted average number of common and equivalent shares outstanding during the period which takes into consideration (i) for 1996 and 1995, the dilutive effect of stock options and restricted stock issued under the Company's Incentive Plan based on the treasury stock method, (ii) for 1994, 1993 and 1992, the issuance of 228,372 shares of Common Stock at a price of approximately $6.13 share in June 1994 reflected under the treasury stock method prior to issuance and (iii) for 1993, the dilutive effect of a warrant exercisable for common shares held by SCI. The redeemable preferred stock dividends are deducted from the 1993 and 1992 net income for purposes of calculating earnings (loss) per share. The weighted average number of common and equivalent shares outstanding reflects a 579-for-one stock split in June 1994 and a 3-for- 2 stock split paid in October 1996.

(3) Effective January 1, 1994, the Company's redeemable preferred stock and the warrant exercisable for common shares held by SCI were exchanged for 5,896,860 shares of Common Stock and the common shares held by James P. Hunter, III, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, were exchanged for 628,140 shares of Common Stock.

                                  LEGAL MATTERS

      The validity of the Common Stock being offered hereby will be passed upon by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

      The consolidated balance sheet of the Company as of December 31, 1996 and 1995 and the consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for each of the three years in the period ended December 31, 1996, and related financial statement schedule incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================


      No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus in connection with the offering herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those specifically offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.




                           ---------------------------





                TABLE OF CONTENTS

                                                 Page
Available Information........................       2
Incorporation of Certain Documents
      by Reference...........................       2
Risk Factors.................................       4
The Company..................................       6
Selected Financial and Operating Data........       7
Legal Matters................................       9
Experts......................................       9




                                1,349,709 SHARES




                                     EQUITY
                                  CORPORATION
                                  ITERNATIONAL


                                  COMMON STOCK



                                   PROSPECTUS



                                                    , 1997



================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997


                                1,349,709 Shares


                        EQUITY CORPORATION INTERNATIONAL


                                  COMMON STOCK


         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock of Equity Corporation International (the "Company") in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Company will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.


         The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 1,349,709 shares of Common Stock in connection with its acquisition of the securities and assets of other businesses.


         The Common Stock trades on the New York Stock Exchange under the symbol "EQU." The shares of Common Stock offered hereby have been listed on the New York Stock Exchange. The last reported sale price of the Common Stock on the New York Stock Exchange on June 10, 1997 was $24 1/2 per share.



         See "Risk Factors" beginning on Page 4 for a discussion of certain factors that should be considered carefully by prospective investors in the Common Stock offered hereby.

                       ---------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.

                         ----------------------------------

              The date of this Prospectus is               , 1997

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

                               MANNER OF OFFERING

         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities and assets held by such persons, or their transferees, and who wish to offer and sell such shares (such persons are herein referred to as "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. Except as described under "Selling Stockholders," there presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the New York Stock Exchange, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Stockholders. In addition or alternatively, shares may be sold by Selling Stockholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the New York Stock Exchange, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

         The Company may agree to indemnify each Selling Stockholder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The Selling Stockholders may resell the shares offered hereby only if such securities are qualified for sale under applicable state securities or
"blue sky" laws or exemptions from such registration and qualification requirements are available.


                                                     3-A

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]



================================================================================


         No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus in connection with the offering herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those specifically offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.




                              ---------------------





               TABLE OF CONTENTS

                                                 Page
Available Information........................       2
Incorporation of Certain Documents
      by Reference...........................       2
Manner of Offering...........................     3-A
Risk Factors.................................       4
The Company..................................       6
Selected Financial and Operating Data........       7
Legal Matters................................       9
Experts......................................       9





                                1,349,709 Shares






                                     EQUITY
                                   CORPORATION
                                  INTERNATIONAL





                                  COMMON STOCK





                                   PROSPECTUS


                                                 , 1997



================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

      All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Delaware General Corporation Law

      Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

      Amended and Restated Certificate of Incorporation

      Paragraph 13 of the Company's Amended and Restated Certificate of Incorporation provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

      Amended and Restated Bylaws

      Article VIII of the Company's Amended and Restated Bylaws further provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law. The Company is generally required to indemnify its directors, officers, employees and agents against all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the person's position with the Company or another entity that the person serves at the Company's request, subject to certain conditions, and to advance funds to enable them to defend against such proceedings.

      Indemnification Agreements

      The Company has entered into indemnification agreements with each of its directors and executive officers, which agreements contain provisions indemnifying such parties against certain liabilities within the scope required by the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

      Insurance

      The  Company  maintains   directors'  and  officers'  liability  insurance
covering such persons in their official capacities with the Company and its subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits:

         3.1+    --   Amended and Restated Certificate of Incorporation (filed as Exhibit 4.1 to the Company's
                      Registration Statement on Form S-8 (Reg. No. 33-98052))
         3.2+    --   Amended and Restated Bylaws (filed as Exhibit 4.3 to the Company's Registration Statement on
                      Form S-8 (Reg. No. 33-98052))
         4.1+    --   Form of Certificate representing shares of Common Stock (filed as Exhibit 4.1 to the Company's
                      Registration Statement on Form S-1 (Reg. No. 33-82546))
         4.2+         -- Stockholder  Rights Agreement,  dated October 13, 1994, between the Company and  American  Stock  Transfer & Trust
                      Company,  as Rights  Agent  (filed as  Exhibit  4.2 to the
                      Company's  Annual  Report on Form 10-K for the year  ended
                      December 31, 1994)
         4.3+    --   Form of Rights Certificate (filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K
                      for the year ended December 31, 1994).
         4.4+    --   Certificate of Designation of the Series One Junior Participating Preferred Stock (filed as Exhibit
                      4.2 to the Company's Registration Statement on Form S-8 (Reg. No. 33-98052))
         4.5+    --   First Amendment to Stockholder Rights Agreement,  dated
                      September 10, 1996, between the Company and American Stock
                      Transfer & Trust Company as Rights Agent (filed as Exhibit
                      6 to




                      the Company's Registration Statement on Form 8-A/A) (Amendment No. 2) dated September 11,
                      1996).
         4.6+    --   Second Amendment to Stockholder Rights Agreement, dated
                      as of April 17,  1997,  between the  Company and  American
                      Stock  Transfer & Trust  Company as Rights Agent (filed as
                      Exhibit 4.6 to the  Company's  Registration  Statement  on
                      Form 8-A/A (Amendment No. 3) dated May 19, 1997).
         5.1     --   Opinion  of Andrews & Kurth  L.L.P.  as to the  legality  of the securities  being  registered
         23.1    --   Consent  of  Coopers  & Lybrand L.L.P.,  independent  accountants
         23.2    --   Consent  of Andrews & Kurth L.L.P.  (included  in their  opinion  filed as Exhibit  5.1)
         24.1*   --   A power of attorney,  pursuant to which  amendments to this  Registration
                      Statement may be filed,is included on the signature page contained in Part II of this Registration Statement


------------

   +     Incorporated herein by reference to the indicated filing.
   *     Previously filed.

         (B)      FINANCIAL STATEMENT SCHEDULES

         The financial statement schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 is incorporated by reference herein.

         All other schedules are omitted as the required information is inapplicable or the information is presented in the Company's consolidated financial statements or related notes incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                       (ii) To  reflect  in the  prospectus  any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         PURSUANT  TO THE  REQUIREMENTS  OF THE  SECURITIES  ACT  OF  1933,  THE
REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LUFKIN, STATE OF TEXAS, ON THE 12TH DAY OF JUNE, 1997.


                                          EQUITY CORPORATION INTERNATIONAL



                                          By:  /S/ W. Cardon Gerner
                                             ------------------------------
                                                W. Cardon Gerner
                                                Senior Vice President --
                                                Chief Financial Officer

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 12TH DAY OF JUNE, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.



            Signature                                   Title

              *                           Chairman of the Board, President
       ------------------------           and Chief Executive Officer
         James P. Hunter, III                (Principal Executive Officer)

         /s/ W. Cardon Gerner             Senior Vice President -- Chief
       ------------------------           Financial Officer (Principal Financial
         W. Cardon Gerner                 and Accounting Officer)

         /s/ J. Patrick Doherty           Director
        -----------------------
         J. Patrick Doherty

              *                           Director
       ----------------------
         Jack T. Hammer

              *                           Director
       -----------------------
         Thomas R. McDade

              *                           Director
       ----------------------
         Kenneth W. Smith


*By:   /s/ W. Cardon Gerner
       ----------------------
        W. Cardon Gerner
        Attorney-in-Fact

                                  EXHIBIT INDEX



   Exhibit No.                                    Description
   -----------                                    -----------
    3.1+         Amended and Restated Certificate of Incorporation (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Reg. No.
                 33-98052))
    3.2+         Amended and Restated Bylaws (filed as Exhibit 4.3 to the Company's
                 Registration Statement on Form S-8 (Reg. No. 33-98052))
    4.1+         Form of  Certificate  representing  shares of Common  Stock
                 (filed  as  Exhibit  4.1  to  the  Company's   Registration
                 Statement on Form S-1 (Reg.
                 No. 33-82546))
    4.2+         Stockholder  Rights  Agreement,  dated  October  13,  1994, between  the Company and  American  Stock  Transfer & Trust
                 Company,  as  Rights  Agent  (filed as  Exhibit  4.2 to the
                 Company's  Annual  Report on Form 10- K for the year  ended
                 December 31, 1994)
    4.3+         Form of Rights  Certificate  (filed as  Exhibit  4.2 to the
                 Company's  Annual  Report on Form  10-K for the year  ended
                 December 31, 1994).
    4.4+         Certificate of Designation of the Series One Junior Participating Preferred
                 Stock (filed as Exhibit 4.2 to the Company's Registration Statement on
                 Form S-8 (Reg. No. 33-98052))
    4.5+         First Amendment to Stockholder Rights Agreement, dated September 10,
                 1996, between the Company and American Stock Transfer & Trust
                 Company as Rights Agent (filed as Exhibit 6 to the Company's Registration
                 Statement on Form 8-A/A) (Amendment No. 2) dated September 11, 1996).
    4.6+         Second Amendment to Stockholder Rights Agreement,  dated as of April 17, 1997,  between the Company and American  Stock
                 Transfer & Trust  Company as Rights Agent (filed as Exhibit
                 4.6 to the Company's  Registration  Statement on Form 8-A/A
                 (Amendment No. 3) dated May 19, 1997).
    5.1          Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
    23.1         Consent of Coopers & Lybrand L.L.P., independent accountants
    23.2         Consent of Andrews & Kurth L.L.P. (included in their opinion filed as
                 Exhibit 5.1)




    Exhibit No.                                    Description
    -----------                                    -----------

       24.1* A power of attorney, pursuant to which amendments to this Registration Statement may be filed, is included on the signature page contained in Part II of this Registration
                     Statement

-----------

   +   Incorporated herein by reference to the indicated filing.
   *   Previously filed.



                                       -2-